Perspective Therapeutics Announces Pricing of $175 Million Underwritten Offering of Common Stock and Pre-Funded Warrants

SEATTLE – February 2, 2026 – Perspective Therapeutics, Inc. (“Perspective” or the “Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatments for cancers throughout the body, today announced the pricing of an underwritten offering of 39,576,088 shares of its common stock at an offering price of $3.79 per share and, to certain investors in lieu of common stock, pre-funded warrants to purchase 6,598,046 shares of its common stock at a price of $3.789 per pre-funded warrant. The aggregate gross proceeds from this offering are expected to be approximately $175 million, before deducting underwriting discounts and commissions and other offering expenses payable by Perspective in connection with the offering. The purchase price per share of each pre-funded warrant represents the per share offering price for the common stock, minus the $0.001 per share exercise price of such pre-funded warrant. The offering is expected to close on or about February 3, 2026, subject to the satisfaction of customary closing conditions. All of the shares of common stock and pre-funded warrants to be sold in the offering are being sold by Perspective.

The financing included participation from Commodore Capital, TCGX, Spruce Street Capital, Surveyor Capital (a Citadel company), Affinity Asset Advisors, HBM Healthcare Investments, Ally Bridge Group and other leading healthcare specialist and long only investors.

Piper Sandler, UBS Investment Bank, Oppenheimer & Co., Truist Securities and LifeSci Capital are acting as joint book-running managers for the offering.

Jones acted as financial advisor to the Company for the offering.

Perspective intends to use the net proceeds that it will receive from the offering to advance the clinical development of product candidates, continue to invest in the Company’s manufacturing facilities and for working capital and other general corporate purposes. A portion of the net proceeds may also be used to acquire, license or invest in complementary products, technologies, intellectual property or businesses, although Perspective has no present commitments or agreements to do so.

The securities described above are being offered by Perspective pursuant to a registration statement on Form S-3 that was most recently declared effective by the Securities and Exchange Commission (the “SEC”)

on April 8, 2025. A final prospectus supplement will be filed with the SEC. These documents can be accessed on the SEC’s website at www.sec.gov.

Copies of the final prospectus supplement, when available, and accompanying prospectus relating to the offering may be obtained from Piper Sandler & Co., Attention: Prospectus Department, 350 North 5th Street, Suite 1000, Minneapolis, Minnesota 55401 or by email at prospectus@psc.com; UBS Securities LLC, 11 Madison Avenue, New York, New York 10010, Attention: Prospectus Department, by calling 1-833-481-0269 or by e-mail at ol-prospectus-request@ubs.com; Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by calling 1-212-667-8055 or by email at equityprospectus@opco.com; Truist Securities, Inc., Attention: Prospectus Department, 740 Battery Avenue SE, 3rd Floor, Atlanta, Georgia 30339 or by calling 1-800-685-4786 or by email at truistsecurities.prospectus@truist.com; or LifeSci Capital LLC at 1700 Broadway, 40th Floor, New York, New York 10019 or by email at compliance@lifescicapital.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's neuroendocrine tumor (VMT-α-NET), melanoma (VMT01), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

Safe Harbor Statement

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the timing of the closing of the offering, as well as the anticipated use of proceeds from the offering and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Perspective’s actual results to be materially different than those expressed in or implied by Perspective’s forward-looking statements. For Perspective, this includes satisfaction of the customary closing conditions of the offering, delays in obtaining required stock exchange or other regulatory approvals, stock price volatility and uncertainties relating to the financial markets, the medical community and the global economy, and the impact of instability in general business and economic conditions, including changes in inflation, interest rates and the labor market. More detailed information on these and additional factors that could affect Perspective’s actual results are described in Perspective’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. All forward-looking statements in this press release speak only as of the date of this press release. Unless required to do so by law, Perspective undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com